VORTEX BLOCKCHAIN TECHNOLOGIES INC.

CODE OF ETHICS

As adopted on June 14, 2018
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INTRODUCTION

Vortex Blockchain Technologies Inc. (the "Company") is committed to maintaining the highest standards of ethical conduct, promoting integrity, deterring wrongdoing and complying with applicable laws, rules and regulations.  In furtherance of this commitment, the Board of Directors (the "Board") has adopted this Code of Ethics (the "Code") for all directors, officers and employees of the Company ("Company Individuals").  The principles set forth in this document describe how Company Individuals should conduct themselves.  All Company Individuals are expected to comply with the letter and spirit of this Code.

This Code covers a wide range of financial and non-financial business practices and procedures.  This Code does not cover every issue that may arise, but it sets out basic principles to guide all Company Individuals.  If a law or regulation conflicts with a policy in this Code, Company Individuals must comply with that law or regulation.  If Company Individuals have any questions about this Code or potential conflicts with a law or regulation, they should contact the Board or the Company's outside legal counsel.

Company Individuals shall recognize that they hold an important and elevated role in corporate governance.  They are uniquely capable and empowered to ensure that the Company's, its stockholders' and other stakeholders' interests are appropriately balanced, protected and preserved.  Accordingly, this Code provides principles to which Company Individuals are expected to adhere and advocate.  The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the stockholders, other stakeholders and the public.

The Board encourages reporting of any behavior by Company Individuals which violates the Code, and the Board will not tolerate retaliation against any person who in good faith reports such violations to the Chairman of the Board, or the Company's compliance officer or legal counsel.

COMPLIANCE WITH THE CODE

The Code applies to all Company Individuals, and all Company Individuals are accountable for compliance with the Code.  The Board is responsible for updating the Code and monitoring compliance with the Code.  Waivers from the Code may only be granted by the Board, with any director involved in the transgression abstaining from voting on any decision made in respect of such waiver.  Failure to comply with the Code, or failure to report a violation of the Code, may result in disciplinary action, up to and including termination of employment or termination of a Company Individual's working relationship with the Company.

REPORTING VIOLATIONS OF THE CODE, ILLEGAL OR UNETHICAL BEHAVIOR; NO RETALIATION

Company Individuals are required to report observed violations of the Code and illegal or unethical behavior to the Company's Chairman of the Board, compliance officer or legal counsel.  All reports will be treated in a confidential manner.  The Company's Board, upon advice of legal counsel, will lead all investigations of alleged Code violations or misconduct.  Company Individuals are expected to cooperate fully in any internal investigations of misconduct and violations of this Code, and to keep their knowledge and participation confidential to help safeguard the integrity of any such investigation.  The Company will not retaliate, and will not allow retaliation, against any Company Individual for the good faith reporting of concerns of misconduct by others, or for participation in any internal investigation of a possible violation of the Code.

The Company will not allow any retaliation or reprisal against any Company Individual who, in good faith, reports a suspected violation of this Code or participates in an investigation of a suspected violation of the Code.  Any retaliation or reprisal will be deemed a violation of the Code and subject to disciplinary action.  Any Company Individual who believes he or she is being retaliated against should report the suspected retaliation to the Company's Chairman of the Board, compliance officer or legal counsel.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company requires strict compliance from all its Company Individuals with applicable laws, rules and regulations.  These include all federal, state, local and other laws, including securities and insider trading laws, as well as the Company's Insider Trading Policy.  Company Individuals must comply with all laws, rules and regulations of the United States and other countries wherever the Company conducts business.  This Code is not a summary of law, and the obligation is on each Company Individual to ensure that applicable laws are known to such Company Individual.  The Company will provide Company Individuals with guidelines and materials that the Company or its legal counsel have prepared on specific laws, rules and regulations as are necessary to maintain compliance.  Any case of non-compliance with an applicable law may subject a Company Individual to disciplinary action.  The fact that in some countries certain standards of conduct are legally prohibited but are not enforced in practice, or their violation is not subject to public criticism or censure, will not excuse an illegal action by any Company Individual.

CONFLICTS OF INTEREST

Company Individuals shall act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  A "conflict of interest" exists when an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.  A "conflict of interest" may also arise when a member of a person's immediate family receives improper personal benefits as a result of such person's position as a director of the Company.  This Code defines "immediate family" to include a person's spouse, parents, siblings, mothers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who share such person's home.

This Code does not attempt to describe all possible conflicts of interest which could develop.  Some of the more common conflicts from which Company Individuals must refrain, however, are set forth below:

(a) Relationship of Company with Third Parties.  Company Individuals may not engage in any conduct or activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

(b) Compensation.  No non-employee director shall receive compensation for services as a director of the Company other than director's fees and benefits.

(c) Gifts.  Non-employee directors and members of their families may not accept gifts from persons or entities who deal with the Company in any case where the gift is being made in order to influence the director's actions as a member of the Board or where acceptance of the gift could create the appearance of a conflict of interest or impropriety.

(d) Personal Use of Company Assets.  Company Individuals may not use Company assets, labor or information for personal use unless approved by the Chairman of the Board, President or other authorized officer or as part of a compensation or expense reimbursement program available to all Company Individuals.

(e) Company Loans.  Company Individuals may not accept or solicit loans or guarantees of obligations from the Company.

INSIDE INFORMATION AND SECURITIES TRADING

Confidential Company information may not be used for personal benefit.  It is prohibited to trade securities or to inform (tip) others to trade securities of the Company on the basis of material information obtained as a Company Individual before it is made publicly available through appropriate media.  Such information includes news about acquisitions, investments, new business relationships, financial results, important management changes, and other information that has the potential to affect the stock price of the Company or another company.

If doubt exists about whether information is material or has been released to the public, a Company Individual shall not trade before consulting with the Board or the Company's legal counsel.  No Company Individual may engage in "short sales" or trade in puts, calls or other options on Company stock.

Company Individuals may, at any time, purchase Company securities and exercise options granted to them in accordance with the applicable arrangements, as long as those purchases are not decisions based on inside information.

CORPORATE OPPORTUNITY

Except as may be approved by the Board, Company Individuals are prohibited from: (a) taking for themselves, personally, opportunities related to the Company's business; (b) using the Company's property, information or position for personal gain; or (c) competing with the Company for business opportunities that will benefit themselves personally, or benefit their family, or be to the benefit of persons or entities outside the Company, whether or not any such action has a material impact on the Company's financial performance.

CONFIDENTIALITY

All Company Individuals must maintain the confidentiality of confidential non-public information entrusted to them by the Company in their capacity as Company Individuals, except when the Company authorizes disclosure or when required by laws, regulations or legal proceedings.  For purposes of this Code, "Confidential Information" is all non-public information entrusted to or obtained by a Company Individual by reason of his or her position as a Company Individual, including, without limitation, non-public information that might be of use to competitors or harmful to the Company, its shareholders, or its customers if disclosed, such as:

(a) Non-public information about the Company's financial condition, detailed sales and profit figures, new product or marketing prospects or plans, marketing and sales programs and research and development information, salary data, employee lists, as well as information relating to mergers and acquisitions, stock splits and divestitures;

(b) Non-public information concerning possible transactions with other companies or information about the Company's customers, suppliers, licensors or joint venture partners, which the Company is under an obligation to maintain as confidential; and

(c) Non-public information about discussions and deliberations relating to business issues and decisions between and among Company Individuals.

Company Individuals must keep Confidential Information strictly confidential, limiting access to those who have a need to know, avoiding discussion of Confidential Information in public areas such as airplanes, elevators and restaurants and on mobile phones, and avoiding inadvertent disclosure of Confidential Information through the use of laptop computers or other similar electronic devices in public places.

Whenever feasible, Company Individuals should consult an appropriate supervisor if they believe they have a legal obligation to disclose Confidential Information.

Generally, no Company Individual shall:

(a) Use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and/or

(b) Disclose Confidential Information outside the Company, either during or after his or her service as a Company Individual, except as required to conduct the Company's business or as may be otherwise required by law.

Further, the obligation of Company Individuals to protect the Company's Confidential Information also includes the protection of the Company's proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, software that the Company has developed, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  Such unauthorized use or distribution of the Company's proprietary information could also be illegal and result in civil or even criminal penalties.

FAIR DEALING, DISCRIMINATION AND HARASSMENT

All Company Individuals must treat the Company's customers, strategic partners, suppliers, vendors, competitors, creditors, directors, officers and employees fairly and with respect.  No Company Individual may take unfair advantage of anyone dealing or involved with the Company through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Further, the diversity of the Company's employees is a tremendous asset.  The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.  Examples of prohibited discrimination and harassment include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All Company Individuals must perform their duties in a manner that protects the Company's assets and resources and ensures their efficient use.  Company assets may only be used for legitimate Company business purposes and not for personal benefit or gain.  "Assets" include equipment, supplies and intellectual property.

Examples of prohibited personal use of Company assets are:

(a) Removal of Company property for personal use;
(b) Unauthorized use of Company vehicles or residences;
(c) Use of Company-paid contractors to perform work at a Company Individual's home; and
(d) Unauthorized copying of software, tapes, books and other legally protected work.

All Company Individuals must comply with security procedures in place to protect Company assets.

ACCURACY OF BOOKS AND RECORDS

Honest and accurate recording and reporting of information is extremely important.  Investors rely on the Company to provide accurate information about the Company and to make responsible business decisions based on reliable records.  All Company Individuals must ensure that all of the Company's books, records and accounts accurately reflect transactions and events and meet the highest standards of accuracy and completeness, and that all financial records conform to all applicable legal requirements and to the Company's system of internal controls.  Undisclosed or unrecorded funds or assets are not allowed unless permitted by applicable law or regulation.  No entry may be made that intentionally hides or disguises the true nature of any transaction.

Records should always be retained or destroyed in accordance with the minimum standards set by the relevant federal, state and local government agencies and regulators.  In accordance with those policies, in the event of litigation or governmental investigation, Company Individuals should consult with their supervisor, the Chief Financial Officer or the Company's outside legal counsel.  Falsification of any record is prohibited, and mistakes should never be covered up.  All mistakes should be immediately and fully disclosed and corrected.  If a Company Individual detects or suspects improper record keeping, the Company Individual should immediately notify his or her supervisor, the Chief Financial Officer, the Chairman of the Board, or the Company's outside legal counsel.

FINANCIAL CODE PRINCIPLES AND RESPONSIBILITIES

The preparation, evaluation, review or audit of financial statements must not include fraudulent or deliberate errors.  All Company Individuals must ensure that there are no fraudulent or deliberate errors in the recording and maintaining of financial records or deficiencies in or noncompliance with the Company's internal accounting controls.  Financial records, financial reports and audit reports to or by the Company's senior management must be true and correct.  Such reports must present full and fair representations of the Company's financial condition and results of operations.

When disclosing information to constituents, all Company Individuals are required to provide information that is accurate, complete, objective, relevant, timely and understandable.  Reports and documents that the Company files with the Securities and Exchange Commission (the "SEC") or releases to the public shall contain full, fair, accurate, timely and understandable information.  The principal executive officer and principal financial officer shall review the Company's annual and quarterly reports and certify and file them with the SEC.

Company Individuals must act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.  Company Individuals must achieve responsible use of and control over all assets and resources employed by or entrusted to them.

Company Individuals must promptly report Code violations to the Company's Chairman of the Board or to the Company's external legal counsel.

CORPORATE DISCLOSURES

All Company Individuals should support the Company's goal to have full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC.  Although most employees hold positions that are far removed from the Company's required filings with the SEC, each director, officer, and employee should promptly bring to the attention of the Chief Executive Officer, the Chief Financial Officer, the Company's Disclosure Committee, or the Company's Audit Committee, as appropriate in the circumstances, any of the following:

(a) Any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the Chief Executive Officer, the Chief Financial Officer, the Disclosure Committee, and the Audit Committee in fulfilling their responsibilities with respect to such public filings.

(b) Any information such individual may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize, and report financial data, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

(c) Any information such individual may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

(d) Any information such individual may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of any violation of this Code.

ACCOUNTING

The Board, or the Audit Committee of the Board, if applicable, is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.  Company Individuals who have concerns or complaints regarding such matters must promptly submit those concerns or complaints to the Board, the Chairman of the Audit Committee, compliance officer or the Company's legal counsel.

COMPETITIVE INFORMATION

Information about competitors, customers and suppliers is a valuable asset in the competitive markets in which the Company operates.  The Company will obtain this information legally.   Theft of proprietary information, including disclosures by a competitor's past or present employees and any actions that could create an appearance of an improper agreement in respect of competitors, is prohibited.  Any Company Individual who is authorized to retain a consultant to gather competitive information must take steps to ensure that the consultant adheres to these policies.  When in doubt about the propriety of any information-gathering technique, or about whether a competitor, supplier or other external contact has provided confidential proprietary information, a Company Individual should contact an appropriate supervisor, compliance officer or the Board.

HEATH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment.  Each employee has responsibility for following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.  Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.  The use of illegal drugs or alcohol in the workplace will not be tolerated.

VIOLATIONS OF THE CODE

Company Individuals who violate the standards of this Code will be subject to disciplinary action, which may include termination of employment, civil action and/or referral to law enforcement agencies for criminal prosecution.

WAIVERS OF THE CODE

Any waiver of this Code may be made only by the Board and will be promptly disclosed as required by law or the private regulatory body.  Requests for waivers must be made in writing to the Company's Chairman of the Board prior to the occurrence of the violation of the Code.

AMENDMENT

This Code may be amended by the Company's Board, subject to the disclosure and other provisions of applicable corporate securities law and policy.